Exhibit 10.1

525 E. Big Beaver Road Suite 300 Troy, MI 48083 tel : 248/619.2800 fax : 248/619.2888 www. syntelinc.com

July 20, 2018

[Name]

At the Address on File with the Company

Dear [Name]:

This is your Retention Letter Agreement (the “Agreement”) with Syntel, Inc. (the “Company”). Reference is made to that certain Agreement and Plan of Merger, dated as of July 20, 2018 (the “Merger Agreement”), by and among the Company, Atos SE and Green Merger Sub Inc. In recognition of your role as a key employee of the Company and the importance of your continued contributions in anticipation of the sale of the Company as contemplated by the Merger Agreement, you have been selected to receive a change in control performance bonus (the “CIC Performance Bonus”) and a six month retention bonus (the “Six Month Retention Bonus” and, together with the CIC Performance Bonus, the “Retention Bonuses”) in accordance with the terms of this Agreement. Your right to receive each of the CIC Performance Bonus and the Six Month Retention Bonus described herein is contingent on the occurrence of the Closing. In the event the Merger Agreement terminates by its terms and the Closing has not occurred, this Agreement will terminate and be of no force or effect. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Merger Agreement.

1.	CIC Performance Bonus Amount and Payment Timing

The amount of your CIC Performance Bonus is $●, which is equal to the sum of your current base salary and target annual bonus. If you remain actively employed with the Company from the date of this Agreement through the Closing Date, the Company will pay you 100% of your CIC Performance Bonus in cash on the Closing Date. The CIC Performance Bonus will be subject to withholding for applicable income and payroll taxes or otherwise as required by law. The CIC Performance Bonus will be in addition to (and will not be in lieu of) any annual discretionary bonus, commissions or other incentive compensation amounts you may otherwise be entitled to receive (or may become entitled to receive) from the Company. For the avoidance of doubt, in the event you do not remain actively employed with the Company from the date of this Agreement through the Closing Date, you will not be entitled to receive the CIC Performance Bonus, and the CIC Performance Bonus will terminate and be forfeited.

2.	Six Month Retention Bonus Amount and Payment Timing

The amount of your Six Month Retention Bonus is $●, which is equal to the product of (i) 0.5 times (ii) the sum of your base salary and target annual bonus. Subject to the conditions below, if you remain actively employed with the Company from the date of this Agreement through the six month anniversary of the Closing Date, the Company will pay you 100% of the Six Month Retention Bonus in cash on the six month anniversary of the Closing Date. The Six Month Retention Bonus will be subject to withholding for applicable income and payroll taxes or otherwise as required by law. The Six Month Retention Bonus will be in addition to (and will not be in lieu of) any annual discretionary bonus, commissions or other incentive compensation amounts you may otherwise be entitled to receive (or may become entitled to receive) from the Company.

In the event that, prior to the six month anniversary of the Closing Date, your employment is terminated in a manner constituting a Change in Control Termination (as such term in defined in the Company’s 2016 Incentive Plan, provided that the determination as to whether you have experienced a material reduction in your position, duties, or responsibilities for purposes of determining whether you have Good Reason to terminate your employment shall be made with respect to your position, duties and responsibilities as in effect immediately following the Change in Control), the Company will pay you 100% of the Six Month Retention Bonus in cash within 30 days of your termination date. For the avoidance of doubt, in the event that, prior to the six month anniversary of the Closing Date, your employment with the Company is terminated for any other reason, you will not be entitled to receive the Six Month Retention Bonus, and the Six Month Retention Bonus will terminate and be forfeited.

3.	Other Terms

All payments under this Agreement will be less any taxes required to be withheld under applicable federal, state or local law. The Retention Bonus will not be taken into account in computing the amount of salary or compensation to determine any bonus, retirement, or other benefit under any Company benefit plan or arrangement.

You will not have any right to transfer, assign, pledge, alienate or create a lien upon the Retention Bonuses. The Retention Bonuses are unfunded and unsecured and payable out of the general funds of the Company. Nothing in this Agreement is intended to suggest any guaranteed period of continued employment and your employment will at all times continue to be terminable by you or the Company. This Agreement will be binding on any successor to the Company.

This Agreement will be governed by, and construed in accordance with, the laws of the state of Michigan, without giving effect to any conflict of law rules thereof that would require or permit the application of the law of another jurisdiction. The payments under this Agreement are intended to be “short-term deferrals” that do not constitute “deferred compensation” subject to Section 409A of the Internal Revenue Code (“Section 409A”). The parties agree to interpret and administer this Agreement in a manner intended to comply with Section 409A. For purposes of Section 409A, each payment made under this Agreement will be treated as a separate payment. In no event may you, directly or indirectly, designate the calendar year of payment. Notwithstanding anything contained herein to the contrary, you will not be considered to have terminated employment with the Company for purposes of this Agreement unless you would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A.

[Signature Page Follows]

We thank you for the service you have rendered in the past and look forward to your continued contribution to the success of the Company. Please acknowledge your acceptance of this Agreement by signing where indicated below and return it to the Company as soon as possible.

Sincerely,

Syntel, Inc.

By:
Title:

Accepted and Agreed:

[Name]

[Signature Page to Retention Letter Agreement]